Exhibit 10.5

7 February 2018

The Directors

C/O Mr Craig Cooper

Atcor Medical Holdings Limited

Suite 11,1059-1063 Victoria Road

WEST RYDE NSW AUSTRALIA 2114

By email: c.cooper@atcormedical.com

Dear Craig,

RE:	ENGAGEMENT AND OF SCOPE OF SERVICES FOR ATCOR MEDICAL HOLDINGS LIMITED (“THE COMPANY or ATCOR”)

We thank you for your request for an engagement with our firm. In accordance with the requirements of the Institute of Chartered Accountants, we write to you to confirm the terms of our engagement and to outline the scope of services of our Firm.

We draw your attention to our scope of services and fees.

Detail of Work Required so that We Fulfill our Commitment to You:

1. Xero Setup and Implementation

●	Setup a new Xero file for each corporate entity;
●	Restatement of data from 1 January 2018 and entering of opening balances for 31 December 2017;
●	Recommendation and implementation of a Xero add-on to enable simple consolidation of the multiple Xero files;
●	Recommendation and implementation of an inventory management system/Xero add-on.

2. Corporate Financial Accounting & Accounting Support

●	Preparation of annual and half year financial statements from the year ended 30 June 2018 and onwards;
●	Accounting policy review and preparation of technical accounting policy memo’s position paper as required;
●	Audit liaison and working to get final audited financial statements;
●	Assistance in preparation of quarterly Appendix 4E for lodgement with the ASX;
●	Assistance in reviewing and/or preparing other ASX notices as required;
●	Recommendations made as discovered regarding process improvements and business performance;
●	Any other services as required and agreed.

3. Income Tax Advisory and Compliance Services

●	Preparation of quarterly Business Activity Statements (“BAS”) and instalment activity statements;
●	Preparation of annual company tax return for Atcor and subsidiaries from the year ended 30 June 2017 and onwards;
●	General advisory and taxation advisory in relation to:

○	GST issues;
○	Employment packaging and related items (FBT, PAYG etc);
○	Employee share schemes, share or performance rights issues;
○	Cross board transactions and TP;
○	Tax structuring and business units;
○	Transactional implications on buy/sell and all other transactions;
○	Fundraising and debt facilities;
○	General taxation issues.

●	Tax planning and management services as required.

4. CFO and Company Secretarial Services

●	Full outsourced CFO and Company Secretarial Function;
●	Responsibility for management reporting and management of within the scope of responsibilities as delegated by the Board;
●	Assisting in management tasks such as finance reviews, supplier and contract management, insurance renewals;
●	Liaising with other management or financial team members;
●	Attendance to funding or financing discussions or calculations;
●	Review of existing and implementation of new cash flow forecasts, projections, management reports as required for projects and board meetings;
●	Options valuations, debt valuations;
●	Liaising with Company lawyers, Service providers
●	Project feasibility, structuring advice and business acquisition review and due diligence support;
●	Corporate advisory and merger/corporate transaction advice and support;
●	All other CFO/Corporate Finance requirements;
●	Running involvement in drafting of legal agreements such as convertible notes or deeds of amendment etc. as reasonably directed;
●	All other CFO and financial management duties as reasonably directed/expected.

Scope of Procedures:

The procedures we will perform will be limited exclusively to those related to the above purpose, unless otherwise requested by you. We are not auditors. As a result of our engagement:

●	No audit or independent review will be performed and accordingly, no assurance as to the accuracy of the services completed will be provided to anyone who relies on the information contained therein; and
●	Our engagement cannot be relied upon to disclose irregularities including fraud, other illegal acts and errors that may exist. However, we will inform you of any such matters that may come to our attention.

We undertake that the engagement will be conducted in accordance with the relevant standards and ethical requirements of the Institute of Chartered Accountants in Australia.

We disclaim any assumption of responsibility for any reliance on our reports to any other person than they are intended and for any other purpose other than which they are prepared. Our reports and advice will contain a disclaimer and limitation of scope to this affect.

Your Commitment:

You are responsible for the quality, completeness, timeliness and accuracy of the information supplied to us to ensure that we can perform the engagement. To ensure the efficiency of our engagement, we will require access to you so that queries can be promptly resolved.

Fees:

If there is any material change to the company’s affairs, transaction volume or detailed accounting requirements we will notify you to discuss any impact on our fees as necessary.

1. Xero Setup and Implementation

Type of Services Rendered	Estimated Cost (Exc. GST)

Setup a new Xero file for relevant entities;

●	Set up chart of accounts in line with client requirements;
●	Payroll set up if required;
●	Set up of invoicing templates if required;
●	Set up tracking categories if required;
●	Restatement of data from 1 January 2018	$1,100 per entity

Recommendation and implementation of a Xero add-on to enable simple consolidation of the Xero files.	$950

Recommendation and implementation of a Xero add-on for inventory accounting and integration in the Xero files.	$950

*note the ongoing costs of the cloud accounting subscriptions will be paid by the company

2. Corporate Accounting and Accounting Support

Type of Services Rendered	Estimated Cost (Exc. GST)

Financial Statements Preparation^^

Estimate

●	Annual financial report, including assistance in the audit process;	$12,000 - $14,000
●	Assistance and estimated overage time for new auditors appointed;	$3,000 - $5,000
●	Half-year financial report, including assistance in the review process;	$6,000 - $7,000

^^ The estimates above do not take into account significant one-off transactions (acquisitions or disposals of businesses, etc) or out of scope items such as negotiations of convertible notes, option valuations (Black-Scholes Modeling), detailed corporate transactions, and any onerous time involved in accounting policy review/analysis or in going concern assumption justifications during annual audits. Also assuming that there will be handover of existing financial statement templates etc from the internal CFO and no need to create afresh.

Quarterly ASX Appendix 4C

●	Preparation of quarterly cash flow statements;
●	Preparation of quarterly Appendix 4E for ASX lodgement;
●	Reconciliation of share issues for the quarter.	$2,500 per quarter

Monthly Accounts and Book Keeping for Australian Atcor Entities

●	Book keeping in newly implemented accounting system;
●	Monthly reconciliations and management reports produced;
●	Processing of invoices, suppliers, payroll for Australian entities;
●	Payment runs to process creditors.	Estimated $2,500 per month

3. Income Tax Advisory and Compliance Services

Income Tax Note and Company Tax Returns

●	Consolidated income tax expense note for inclusion in the annual financial statement;	$3,000
●	Annual Income Tax Return (Australian entities);	$800 per return
●	Consideration of R&D issues and assistance in R&D lodgements and preparation	Hourly Rates

Business Activity Statements

●	Review of MYOB activity and GST/PAYG reconciliation;	$500 per quarter
●	Preparation and lodgment of business activity statement.

The above assumes that the Group will have implemented consolidation via Xero and the internal accountant and CFO will ensure the books are reconciled in a timely and reasonably accurate manner.

5. Company Secretarial Services and CFO Support

Type of Services Rendered	Estimated Cost (Exc. GST)

Company Secretarial Services for Atcor Group of Companies

●	Attendance at Board meeting and preparation of minutes-note allowance for meetings of up to 4 hours. Any excess time will be chargeable at hourly rates;
●	Preparation of compliance based ASX announcements (ie: App3B, 3X, 3Y, 3Z, Options expiry notifications, registered office, substantial shareholder notices);
●	Collation and distribution of Board packs as required;
●	Assistance in preparation of notice of meeting documents (allowance for 1 p/year being simple compliance based AGM);
●	Attendance and minutes of meeting at shareholder meetings;

●	ASIC filings and maintenance of ASIC portal to a proper standard;
●	Procedural items such as change of registered office;
●	Attendance to all reasonable Company secretarial requests and answering Board queries RE Corporate Governance and related items.

Note: Any special one off requirements such as transaction support, capital raising, EGM meeting document preparation/attendance, rights issue or capital raising documentation involvements, special shareholder meetings held, staff equity issues or the like will be considered to be CFO/Corporate Finance Support services charged at hourly rates and in addition to the base fee.	$2,000 monthly

CFO/Corporate Finance Support

●	Full outsourced CFO and Company Secretarial Function;	$6,000 for the first month allowing for additional CFO attendance and intensive handover.
●	Responsibility for management reporting and management of within the scope of responsibilities as delegated by the Board;
●	Assisting in management tasks such as finance reviews, supplier and contract management, insurance renewals;
●	Liaising with other management or financial team members;	$4,000 p/month for the initial months allowing for additional CFO attendance (in addition to all other quoted services),
●	Attendance to funding or financing discussions or calculations;
●	Implementation of cash flow forecasts, projections, management reports as required for projects and board meetings;
●	Liaising with Company lawyers. Service providers
●	Project feasibility, structuring advice and business acquisition review and due diligence support;	Expectation to reduce this over time assuming smooth implementation of new systems and recommendations.
●	Corporate advisory and merger/corporate transaction advice and support;
●	All other CFO/Corporate Finance requirements;
●	Running involvement in drafting of legal agreements such as convertible notes or deeds of amendment etc. as reasonably directed;
●	All other CFO and financial management duties as reasonably directed/expected.	Outside or extraordinary duties to be at hourly rates

Note: Any special one off requirements such as transaction support, capital raising, EGM meeting document preparation/attendance, rights issue or capital raising documentation involvements, special shareholder meetings held, staff equity issues or the like will be considered to be CFO/Corporate Finance Support services charged at hourly rates and in addition to the base fee.

Assumes that Traverse Accountants has full access to all internal workings, templates and prior year lodgements of all group companies and does not take into account any time required to redraft or newly instate working papers or templates that would ordinarily be expected to be available.

Trading Terms:

Our trading terms are payment within fourteen days (14) days of invoice receipt. You undertake to report any concerns you may have in respect of the conduct of the assignment. We note for your attention that it is our policy to stop providing services where a debt exceeds thirty (30) days from invoice date.

Payment:

We propose to render accounts for payment of the above fixed fee component on the following basis:

●	Invoices for services are rendered on an ‘as rendered’ basis at the end of the work completion;
●	If Company Secretarial services are rendered then the monthly retainer of this + GST;
●	CFO/Corporate Finance Support Services will be billed at the end of the month they are incurred.

Should an item of work be less than the quoted price on a time cost basis we will pass on any discount by a reduction in invoiced fees calculated as hours worked priced at our hourly rates in each adjustment invoice as noted above.

Given our discussions and review of your current requirements, we believe that above fee estimate adequately caters to the requirements of the job at hand and ensures the required level of service and timeliness is delivered to the client.

Material Difference to Work as Otherwise Estimated

However, in the interests of fairness to the client, we will assess and report after three months:

●	Should this be over provisioned, we will review and adjust our fee downward accordingly in your favour, on an ongoing basis;
●	Should this be under provisioned, we undertake to complete the work at the prescribed rate, with no change to the quality or timeliness of the services, and will then meet and discuss with you the adequateness of the fee to maintain the given level of service.

We retain the right to submit a new quote or amend the existing quote at any time where the circumstances change or unforeseen events significantly impact the time requirements such as material transactions or corporate reconstructions which are not foreseen at this time.

Should an item ofwork or a standard of the work be different to that as contemplated by this fee estimate and as such we are unable to meet the scope requirements within a commercially reasonable range of our estimate we will discuss this with you prior to commencing work or when this fact is first drawn to our attention.

It is acknowledged that Traverse Accountants acts in good faith with respect to the quotes provided and will be providing day to day assistance to the Atcor Group of companies.

Other Services

Our fees for other one off or transactions based services/advisory outside of the quote provided will be based upon the hourly rates and time required by the individuals assigned to the engagement. These include instances where you have requested specific advice outside of regular work as contemplated by the above fee estimate or attending to ATO disputes, audits, debt management or other transactional based services. Our fees will be billed to you as work progresses. Direct out-of-pocket expenses and GST will be added to our invoices where applicable.

Our Charge Rates are subject to six monthly reviews. The current charge rates by function per hour are as follows:

Type of Services Rendered		Cost per Hour (Exc. GST)

Director Level

-	Supervision and review work
-	External CFO services	$ 300.00

Accountant Level

-	Preparation of financial accounts
-	Assisting with the audit process	$ 180.00 - $ 220.00
-	Taxation services
-	ASIC Registered Agent services

Junior/Book Keeping Level

-	Book keeping and payments as required;	$ 80.00
-	Client support and general duties

Trading Terms:

Our trading terms are payment within fourteen days (14) days of invoice receipt. You undertake to ensure payment is received by the due date, or to advise at the time of delivery of the engagement reports of any concerns you may have in respect of the conduct of the assignment. We note for your attention that it is our policy to stop providing services where a debt exceeds thirty (30) days from invoice date.

Confidentiality:

The conduct of our engagement will be in accordance with the standards and ethical requirements of the Institute of Chartered Accountants in Australia. These requirements mean that information acquired by us in the course of the engagement is subject to strict confidentiality. Information will not be disclosed by us to other parties except as required or allowed for by law or professional standards, or with your express consent.

Our files may be subject to review as part of the quality review program of the Institute of Chartered Accountants in Australia, which monitors the compliance of members with the professional standards. These reviews are also subject to strict confidentiality. By signing this letter you acknowledge that, if requested, our files relating to your engagement will be made available under this program. We will advise you should this occur.

Our Firm complies with the National Privacy Principles (NPPs) as part of the Privacy Act 1988. We collect information when you engage the organisation to provide you with accounting, tax, and other services. The Income Tax Assessment Act and other legislation require us to collect this information and this information will only be used for that purpose. If you do not provide the personal information required the advice and services provided could be significantly affected and expose you to risk. Please note that at any time we may be required by law to release information about you or any related organisations.

Limitation of Liability:

Under the Professional Standards Act (NSW) 1994 and the Scheme approved under that Act, the liability of Traverse Accountants Pty Ltd, its principal, associates and employees or contractors is limited to a maximum sum of $2,000,000 where the fee for the engagement is up to $100,000, or ten times the fee for fees in excess of $100,000.

A copy of the Scheme is available on the website of The Institute of Chartered Accountants in Australia at http://www.icaa.org.au or from one of our team members on request.

The Scheme excludes the limiting of liability in certain situations. A non-exhaustive list can be found at the ICAA website address.

Acknowledgment of this engagement letter will indicate that you understand the limitations of liability underlying this scheme.

Cessation of this Agreement:

It is understood that either party may terminate this Agreement at any time, for any reason, within 10 business days of written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination (including costs incurred but not billed at the time of notification) are to be paid in full within 14 days from the date of termination.

This letter will be effective for future years unless different circumstances require a change to the nature of our appointment.

Action Required - Signed Copy of Agreement:

If you are in agreement to the above engagement conditions, please sign and return to us the attached copy of this letter to indicate that it is in accordance with your understanding. If you do not return the copy of this letter but instruct us to provide you with services, we will proceed using this instruction as an indication that you have accepted the terms set out in this document.

Again, we thank you for the opportunity to work with you and the business and appreciate your request for an engagement with our firm.

Please contact me if you have any queries.

Yours sincerely,

TRAVERSE ACCOUNTANTS

/s/ Jarrod White
JARROD WHITE
Director

I understand and acknowledge the terms our engagement with Traverse Accountants.

Signed:	/s/ Craig C. Cooper

Name:	Craig C. Cooper

On behalf of: Atcor Medical Holdings Limited